THE COMPANIES LAW (2003 REVISION)
                        ---------------------------------
                            COMPANY LIMITED BY SHARES
                            -------------------------
                              AMENDED AND RESTATED

                            MEMORANDUM OF ASSOCIATION

                                       OF

                            SCOTTISH RE GROUP LIMITED
                    (as adopted to incorporate the amendments
                      made by Special Resolutions passed on
             14th December, 2001, 2nd May, 2002 and 7th April, 2005)



1.   The name of the Company is Scottish Re Group Limited.

2. The Registered Office of the Company shall be at the offices of Maples and Calder, Attorneys-at-Law, Ugland House, PO Box 309, 113 South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies or at such other place as the Directors may from time to time decide.

3.   The objects for which the Company is established are, subject to section
(i) of this Clause 3, unrestricted and shall include, but without limitation, the following:

     (i) (a) To own, hold, purchase or otherwise acquire equity or debt securities in companies, firms or other persons engaged in all or any forms of insurance or reinsurance business and to promote the establishment of such entities.

4. Except as prohibited or limited by the Companies Law (2003 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of, from time to time and at all times, exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it


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necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

     to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to acts as guarantors; to borrow or raise money on the security of the undertaking or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully


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     acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid.

5. The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.

6. The share capital of the Company is US$1,500,000 divided into 100,000,000 Ordinary Shares of a nominal or par value of US$0.01 each and 50,000,000 Preferred Shares of a nominal or par value of US$0.01 each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2003 Revision) and the Articles of Association and to issue any part of its capital in series or of different classes, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7. If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (2003 Revision) and, subject to the provisions of the Companies Law (2003 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.